As filed with the Securities and Exchange Commission on April 16, 1999

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934



                           Golf Trust of America, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock , par value $.01 per share*
------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    38168B103
------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  April 2, 1999
------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           |_|  Rule 13d-1(b)
           |X|  Rule 13d-1(c)
           |_|  Rule 13d-1(d)

* AEW Capital Management, L.P. (the "Recording Person") currently owns 9.25% Series A Convertible Cumulative Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), of Golf Trust of America, Inc., which is convertible into Common Stock in accordance with the terms of the Series A Preferred Stock.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


824997.1                                                   Page 1 of  10

CUSIP No. 38168B103             SCHEDULE 13 G                      Page 2 of 10

------------------------------------------------------------------------------
1              NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               AEW Capital Management, L.P.
------------------------------------------------------------------------------

2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) / /
                                                                    (b) / /
------------------------------------------------------------------------------
3              SEC USE ONLY
------------------------------------------------------------------------------

4              CITIZENSHIP OR PLACE OF ORGANIZATION

               State of Delaware
------------------------------------------------------------------------------
                              5              SOLE VOTING POWER
                                                961,704
NUMBER OF                     ------------------------------------------------
SHARES                        6              SHARED VOTING POWER
BENEFICIALLY                                    0
OWNED BY                      ------------------------------------------------
EACH                          7              SOLE DISPOSITIVE POWER
REPORTING                                       961,704
PERSON WITH                   ------------------------------------------------
                              8              SHARED DISPOSITIVE POWER
                                                0
------------------------------------------------------------------------------

9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          961,704
------------------------------------------------------------------------------
10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*       / /
------------------------------------------------------------------------------
11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                          11.38%
------------------------------------------------------------------------------
12             TYPE OF REPORTING PERSON*
               CO
------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT


824997.1                                                   Page 2 of  10

CUSIP No. 38168B103             SCHEDULE 13 G                      Page 3 of 10

------------------------------------------------------------------------------
1              NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               AEW TSF, L.L.C.
------------------------------------------------------------------------------

2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) / /
                                                                   (b) / /
------------------------------------------------------------------------------
3              SEC USE ONLY
------------------------------------------------------------------------------
4              CITIZENSHIP OR PLACE OF ORGANIZATION

               State of Delaware
------------------------------------------------------------------------------
                              5              SOLE VOTING POWER
                                                761,904
NUMBER OF                     -------------------------------------------------
SHARES                        6              SHARED VOTING POWER
BENEFICIALLY                                    0
OWNED BY                      -------------------------------------------------
EACH                          7              SOLE DISPOSITIVE POWER
REPORTING                                       761,904
PERSON WITH                   -------------------------------------------------
                              8              SHARED DISPOSITIVE POWER
                                                0
------------------------------------------------------------------------------

9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          761,904
------------------------------------------------------------------------------
10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*  / /
------------------------------------------------------------------------------
11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                          9.02%
------------------------------------------------------------------------------
12             TYPE OF REPORTING PERSON*
               OO
------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT


824997.1                                                   Page 3 of  10

CUSIP No. 38168B103             SCHEDULE 13 G                      Page 4 of 10


------------------------------------------------------------------------------
1              NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               AEW TSF, Inc.
------------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) / /
                                                                   (b) / /
------------------------------------------------------------------------------
3              SEC USE ONLY
------------------------------------------------------------------------------
4              CITIZENSHIP OR PLACE OF ORGANIZATION

               State of Delaware
------------------------------------------------------------------------------
                              5              SOLE VOTING POWER
                                                761,904
NUMBER OF                     ------------------------------------------------
SHARES                        6              SHARED VOTING POWER
BENEFICIALLY                                    0
OWNED BY                      ------------------------------------------------
EACH                          7              SOLE DISPOSITIVE POWER
REPORTING                                       761,904
PERSON WITH                   ------------------------------------------------
                              8              SHARED DISPOSITIVE POWER
                                                0
------------------------------------------------------------------------------

9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             761,904
------------------------------------------------------------------------------
10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*   / /
------------------------------------------------------------------------------
11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                         9.02%
------------------------------------------------------------------------------
12             TYPE OF REPORTING PERSON*
               CO
------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT


824997.1                                                   Page 4 of  10

CUSIP No. 38168B103             SCHEDULE 13 G                      Page 5 of 10


------------------------------------------------------------------------------
1              NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               AEW Capital Management, Inc.
------------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) / /
                                                                    (b) / /

------------------------------------------------------------------------------
3              SEC USE ONLY
------------------------------------------------------------------------------
4              CITIZENSHIP OR PLACE OF ORGANIZATION

               Commonwealth of Massachusetts
------------------------------------------------------------------------------
                              5              SOLE VOTING POWER
                                                961,704
NUMBER OF                     -------------------------------------------------
SHARES                        6              SHARED VOTING POWER
BENEFICIALLY                                    0
OWNED BY                      -------------------------------------------------
EACH                          7              SOLE DISPOSITIVE POWER
REPORTING                                       961,704
PERSON WITH                   -------------------------------------------------
                              8              SHARED DISPOSITIVE POWER
                                                0
------------------------------------------------------------------------------

9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                            961,704
------------------------------------------------------------------------------
10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*  / /
------------------------------------------------------------------------------
11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                         11.38%
------------------------------------------------------------------------------
12             TYPE OF REPORTING PERSON*
               CO
------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

824997.1                                                   Page 5 of  10

CUSIP No. 38168B103             SCHEDULE 13 G                      Page 6 of 10

------------------------------------------------------------------------------
1              NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               AEW Targeted Securities Fund, L.P.
------------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) / /
                                                                   (b) / /
--------------------------------------------------------------------------
3              SEC USE ONLY
------------------------------------------------------------------------------
4              CITIZENSHIP OR PLACE OF ORGANIZATION

               State of Delaware
------------------------------------------------------------------------------
                              5              SOLE VOTING POWER
                                                761,904
NUMBER OF                     ------------------------------------------------
SHARES                        6              SHARED VOTING POWER
BENEFICIALLY                                    0
OWNED BY                      ------------------------------------------------
EACH                          7              SOLE DISPOSITIVE POWER
REPORTING                                       761,904
PERSON WITH                   ------------------------------------------------
                              8              SHARED DISPOSITIVE POWER
                                                0
------------------------------------------------------------------------------

9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          761,904
------------------------------------------------------------------------------
10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*  / /
------------------------------------------------------------------------------
11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                         9.02%
------------------------------------------------------------------------------
12             TYPE OF REPORTING PERSON*
               PN
------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT


824997.1                                                   Page 6 of  10

                             STATEMENT SCHEDULE 13 G


Item 1(a).           Name of Issuer:

                     Golf Trust of America, Inc.

Item 1(b).           Address of Issuer's Principal Executive Offices:

                     14 North Adger's Wharf
                     Charlestown, S.C.  29401

Item 2(a).           Name of Person Filing:

                     AEW Capital Management,  L.P.
                     AEW Capital Management, Inc.
                     AEW TSF, Inc.
                     AEW TSF, L.L.C.
                     AEW Targeted Securities Fund, L.P.

Item 2(b).           Address of Principal Business Office or, if none,
                     Residence:

                     c/o AEW Capital Management, Inc.
                     225 Franklin Street
                     Boston, MA  02110

Item 2(c).           Citizenship:

                     AEW Capital Management, Inc. - Massachusetts
                     AEW TSF, Inc. - Delaware
                     AEW TSF, L.L.C. - Delaware
                     AEW Targeted Securities Fund, L.P. - Delaware AEW Capital Management, L.P. - Delaware

Item 2(d).           Title of Class of Securities:

                     Class A Common Stock, par value $0.01 per share of Golf Trust of America, Inc.

Item 2(e).           CUSIP Number:

                     38168B103

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a :

                     Not Applicable.


824997.1                                                   Page 7 of  10

                           STATEMENT OF SCHEDULE 13 G

Item 4.              Ownership:

                               (a)        Amount Beneficially Owned:

                                             AEW Targeted Securities Fund, L.P.,
                                             TSF, L.L.C. and TSF, Inc.:
                                               761,904

                                             AEW Capital Management, Inc. and
                                             AEW Capital Management, L.P.:
                                               961,704

                               (b)        Percent of Class:

                                             AEW Targeted Securities Fund, L.P.,
                                             TSF, L.L.C. and TSF, Inc.:
                                               9.02%

                                             AEW Capital Management, Inc. and
                                             AEW Capital Management, L.P.:
                                               11.38%


                               (c) Number of shares as to which the Reporting Person has:

                                    (i)   sole power to vote or to direct the
                                          vote:

                                           AEW Targeted Securities Fund, L.P.,
                                           TSF, L.L.C. and TSF, Inc.:
                                              761,904

                                           AEW Capital Management, Inc. and
                                           AEW Capital Management, L.P.:
                                              961,704

                                    (ii)  shared power to vote or to direct
                                          the vote:
                                            None

                                    (iii) sole power to dispose or to direct
                                          the disposition of:

                                           AEW Targeted Securities Fund, L.P.,
                                           TSF, L.L.C. and TSF, Inc.:
                                              761,904

                                           AEW Capital Management, Inc. and
                                           AEW Capital Management, L.P.:
                                              961,704


                                    (iv)  shared  power to  dispose  or to
                                          direct the disposition of:
                                            None

Item 5.              Ownership of Five Percent or Less of a Class:

                               Not Applicable.

Item 6.              Ownership of More than Five Percent on Behalf of Another
                     Person:

                               Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                               Not Applicable.

Item 8.              Identification and Classification of Members of the Group:

                               Not Applicable.

Item 9.              Notice of Dissolution of Group:

                               Not Applicable.

Item 10.             Certification:

                     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


824997.1                                                   Page 8 of  10

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  April 16, 1999
                                 AEW Capital Management, L.P.

                                 By: AEW Capital Management, Inc., its general partner

                                 By:       /s/ James J. Finnegan
                                           -----------------------------------
                                           Name: James J. Finnegan
                                           Title:   Vice President


                                 AEW Capital Management, Inc.

                                 By:       /s/ James J. Finnegan
                                           -----------------------------------
                                           Name: James J. Finnegan
                                           Title:   Vice President


                                 AEW TSF, L.L.C.

                                 By:       /s/ James J. Finnegan
                                           -----------------------------------
                                           Name: James J. Finnegan
                                           Title:   Vice President


                                 AEW TSF, Inc.

                                 By:       /s/ James J. Finnegan
                                           -----------------------------------
                                           Name: James J. Finnegan
                                           Title:   Vice President


                                 AEW Targeted Securities Fund, L.P.

                                 By:       AEW TSF, L.L.C., its general partner

                                 By:       AEW TSF, Inc., its managing member

                                 By:       /s/ James J. Finnegan
                                           -----------------------------------
                                           Name: James J. Finnegan
                                           Title:   Vice President



824997.1                                                   Page 9 of  10

                             JOINT FILING AGREEMENT

           In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on schedule 13G (including amendments thereto) with respect to the common Stock of Golf Trust of America, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

           In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 16th day of April, 1999.


                                 AEW Capital Management, L.P.

                                 By: AEW Capital Management, Inc., its general partner

                                 By:       /s/ James J. Finnegan
                                           -----------------------------------
                                           Name: James J. Finnegan
                                           Title:   Vice President


                                 AEW Capital Management, Inc.


                                 By:       /s/ James J. Finnegan
                                           -----------------------------------
                                           Name: James J. Finnegan
                                           Title:   Vice President


                                 AEW TSF, L.L.C.

                                 By:       /s/ James J. Finnegan
                                           -----------------------------------
                                           Name: James J. Finnegan
                                           Title:   Vice President


                                 AEW TSF, Inc.

                                 By:       /s/ James J. Finnegan
                                           -----------------------------------
                                           Name: James J. Finnegan
                                           Title:   Vice President


                                 AEW Targeted Securities Fund, L.P.

                                 By:       AEW TSF, L.L.C., its general partner

                                 By:       AEW TSF, Inc., its managing member

                                 By:       /s/ James J. Finnegan
                                           -----------------------------------
                                           Name: James J. Finnegan
                                           Title:   Vice President


824997.1                                                   Page 10 of  10